Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the KapStone Paper and Packaging Corporation 2009 Employee Stock Purchase Plan of our reports dated March 31, 2009, with respect to the consolidated financial statements and schedule of KapStone Paper and Packaging Corporation and the effectiveness of internal control over financial reporting of KapStone Paper and Packaging Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
December 11, 2009